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Commission File No. 001-33982

Subject Company: General Communication, Inc.

Commission File No. 000-15279

Excerpts of the Transcript of the Liberty Interactive Corporation and General Communication, Inc. Investor Call Held on April 4, 2017

Gregory B. Maffei, President, Chief Executive Officer and Director, Liberty Interactive Corporation

Thank you, Courtnee. Good morning out there. Today speaking on the call, we’ll have GCI President and CEO, Ron Duncan, and Liberty’s CFO, Mark Carleton. We’re going to review the highlights of our announcement today and then open the floor up for some questions.

So, on today’s announcement, we’ve been working for a while to provide a structural solution to the NAV discount at Liberty Ventures, and provide a transaction that will setup the potential tax-free combination with Charter or other entities down the road.

Today, we are very pleased to announce our agreement with General Communication, Inc., the largest communication provider in Alaska. GCI will combine with the bulk of Liberty Ventures assets and liabilities and form a new public company, GCI Liberty. Our interest in GCI Liberty will be separated, through the redemptive split-off to holders of Liberty Ventures shares. The end result will be two asset-backed stocks in two separate companies, GCI Liberty and QVC Group. So, let me talk about the deal terms for a sec.

GCI shareholders will receive $32.50 a share, comprised of $27.50 of common stock of Ventures, and $5 of newly issued preferred stock, 0.63 shares of GCI Liberty common and 0.2 shares of GCI Liberty Series A preferred stock, and based on Liberty Ventures’ reference price of $43.65 and a par value on the preferred shares of $25. Regarding the preferred, it’s going to start with a 5% initial dividend and post-closing increase to 7% once GCI Liberty is reincorporated in Delaware. The preferred stock is redeemable 21 years after closing.

This transaction values GCI at $2.68 billion, as an undiluted enterprise value, and $1.12 billion of undiluted equity value. Now, some of you may question the issuance of Liberty Ventures shares at this price with the perception that there’s a discount. And we can tell you that we spent a long time thinking about the long-term value of this deal, and driven by the tax efficient growth of GCI and the opportunities opened up, we are very bullish that this will more than offset any value through the dilution of the issuance of these LVNTA shares.

As I said, one of the biggest drivers of this is the tax efficient separation of Liberty Ventures including its stakes in Liberty Broadband and Charter. But I want to note, we are also very bullish on GCI. We are very excited to have Ron and his team join. There are significant cost and growth initiatives that GCI had, and we remain very optimistic on their business.

We expect this deal to close by the first quarter of 2018 due to necessary Alaska regulatory clearances and shareholder votes by both GCI and Liberty Ventures. The new GCI Liberty stock will trade under the [tickers GLIBA, GLIBB and GLIBP], P for the preferred.

Let’s talk about for a sec, why this deal makes sense for both sides of the Liberty Interactive house. Starting with Liberty Interactive corporate overall, we think this will reduce the tracking stock discount at both the new QVC Group and Liberty Ventures; it will provide greater flexibility for future acquisitions both at GCI Liberty and QVC Group; and it creates an efficient currency for management compensation and retention, that’s directed at the underlying businesses that are relevant to them.

For Liberty Ventures, this is a tax-efficient separation of Liberty Ventures, as I noted, including its stakes in Charter and

Broadband. It will provide a stable capital structure going forward that should provide improved financial flexibility for future borrowing and set-up the potential for buybacks.

Now that we’ve set the direction for GCI Liberty in a clear and crisp fashion, and we’ve identified non-core corporate assets such as FTD, we can use those to fuel future buybacks. And in addition with GCI — the acquisition of GCI — we’ll have a high free cash flow generating asset [that] can also be used for future buybacks. As I said, we anticipate using both streams to repurchase shares. As I also noted, we’re very excited about GCI’s strategic plan and the one they have in place to increase their cash flows and improve their margin. Ron Duncan will go into this in some detail in a moment.

Turning to QVC Group, we’re also excited for that. This will establish the market leading pure play retail and commerce asset-backed security. It makes the QVC Group qualify for possible inclusion in stock indices such as the S&P 500 that were not available to it before, and should increase investor demand. It also, through the exchange and reattribution of the exchangeable debentures, increase the near-term and annual liquidity at QVC Group. It aligns those exchangeable debt and the green energy tax attributes with the highly profitable QVC, where it fits well.

We estimate that $329 million of reattributed cash will go across to QVC, that final cash amount will be determined at close. And the annual growing free cash flow from the tax savings on the exchangeables will be approximately $130 million, with additional cash flow from tax savings on the green energy investment estimated at $40 million in 2018.

So, as you can see, there is a lot of increased liquidity at QVC and those are available for investments, stock repurchase or debt reduction. In addition, we’ll be reattributing the $260 million estimated after-tax stake in [ILG, Inc.] that also can be monetized. So we have the opportunity to use all of those forms of liquidity and cash flow and borrowing capacity for investments or buybacks.

I would note, you’ll see when we announce our earnings shortly that we’ve been out of the market for some time at QVC, as we’ve been working on this deal and frozen. So, we think, we’ve increased the ability and liquidity at QVC to service debt, and we’re excited about that. Liberty Interactive will be the surviving entity, but it will be renamed “QVC Group.” Mike George will continue to lead QVC, and we’ll maintain the current Board of Directors, including industry experts such as Mark Vadon and Rich Barton.

And with that, let me turn over to Mark Carleton to give you a few more details of the transaction.

Mark D. Carleton, Chief Financial Officer, Liberty Interactive Corporation

Thanks, Greg. It’s intended that the Liberty Ventures assets to go over to GCI include our equity stakes in Charter, it’s about $1.8 billion, and Broadband, about $3.7 billion, our Evite operating business, and subject to some conditions our equity interest in FTD and LendingTree, and then a few additional assets and liabilities.

Certain other assets of Ventures that will go over to the QVC Group include cash of around $329 million, our interest in [ILG, Inc.], the green energy investment and some tax benefits attributed with some previously issued stock options. In addition, the exchangeable debentures including our 4% from 2029, our [3.75%] from 2030, our [3.5%] from 2031, and our [3.25%] ones from 2043. [1.75% exchangeable debentures due 2046] are subject to an exchange offer that’s talked about in slide 18 of the presentation, that’s been posted there.

Some amount of the [1.75% exchangeable debentures due 2046] maybe reattributed back over. Again, we have a separate indenture for that particular issuance and we’re talking about doing an exchange offer to get that transferred back over rather than just assigning it.

There’s a deferred tax liability on the debentures of around $1.4 billion and we value those debentures based on our board guidance and with some help from a financial institution, really in a very similar way to the way we’ve done it in the past when we reattributed bond[s].

At the time of the transaction, we intend to execute and fully drawdown on a margin loan expected to be around $500 million at GCI Liberty against the 42.7 million Liberty Broadband shares. At that time, our interest in the new GCI Liberty will be split-off in a redemptive transaction. Outstanding shares of Liberty Ventures will be redeemed one-for-one on a corresponding series of GCI Liberty stock and out it will go.

We’ve got a diagram on slide 8 and 9, mostly on slide 9 in the deck that you have, that should help you walk through that.

On a positive note from the debt side, when you look at GCI, asset coverage on their debt was 1.5 times pre-deal and goes up to about 5 times pro forma after this deal with the $5 billion net equity injection from Liberty Ventures, which we think is a great thing for the GCI financial outlook.

Former GCI stockholders at the end of the day would own 23% of the undiluted equity of GCI Liberty and that would represent 16% of the undiluted voting power. And correspondingly, the Liberty Ventures shareholders will own 77% of the undiluted equity and 84% of the vote following the redemptive split-off.

With that, I’ll turn it over to Ron, to talk about GCI.

Ronald A. Duncan, President, Chief Executive Officer & Co-Founder, General Communication, Inc.

Well, thank you Mark and thank you Greg for the opportunity to join with Liberty and Liberty Ventures in the next phase of creating value for GCI and its shareholders. This has been a long road for us. Bob Walp and I started the company almost 40 years ago, and since that time, we’ve been focused on aggressively growing our company through a series of technology transitions from analog to digital, from dial-up to gigabit cable modems, from briefcase cell phones to pocket computers and along the way, we’ve turned the company that started out with a lot of debt, no revenues into almost a billion in revenue and today the largest telecommunication provider in Alaska.

We’re not done, we think there’s a lot more growth in our future, and we’re very excited to be following that growth path with our new partners at Liberty Ventures. In a way, this brings us back to where we started. When we first started the company, our initial investment was from TCI, then led by Dr. Malone, and our original public offering was a spinout from the TCI subsidiary in 1987, a tax efficient transaction that benefited our shareholders back then.

Today, we own a $3 billion network that gives us a strong competitive position throughout the state of Alaska. We own the principal facilities that connect Alaska to the rest of the world and distribute data and essential information all around the state. We own undersea fiber optic cables, microwave backbone networks, hybrid fiber optic cables, and last mile distribution systems to almost all locations in Alaska.

We are the only true quad-play in the domestic cable industry today, and we’re not just in the wireless business, we’ve been in the wireless business for almost 20 years now, and have the second largest wireless share in the Alaska market. Over the years, we’ve been consistently — we’ve consistently proven our ability to grow both revenue and EBITDA. In fact, 2016 was our very first year of setback or reduced revenue and EBITDA and that was as a result of a long-term contract that we entered into with one of our major roaming partners, which reduced revenues by $50 million on an annual run rate basis — annual accounting basis, but actually improved cash flow above that.

The contract was the right thing for us to do and while it led to a step back in EBITDA in 2016, we’re very bullish about our ability to grow the EBITDA both back to where it was prior to that and well beyond over the next several years. Our path to growth, for both EBITDA and free cash flow going forward, is really one of rationalizing our organization and our network.

We’ve put together a large collection of different technologies in a race to grow the company over the last 20 years and we’re now going to streamline that and extract efficiencies by simplifying the network, simplifying our operations, implementing a new billing system and increasing the margins. Today, our margins are on the low end of what the industry does, in the low-30s. We think there’s lots of room for margin growth. Our capital intensity is declining, so there’s an opportunity for free cash flow growth beyond that, and we’re delighted to be able to do that within the ambit of the new GCI Liberty venture.

So, thank you gentlemen for the opportunity. We’re pleased to be with you and we look forward to driving growth back to the combined venture.

Gregory B. Maffei

Thank you, Ron. So, in summary, before we open up for questions, as I said, we are very pleased to announce this agreement with GCI. We’re very pleased that we’re able to create the two asset-backed securities, QVC Group and the new GCI Liberty. We look forward to working with GCI’s talented team including Ron, especially, as they continue to execute on their strategy. You heard a small slice of why we’re excited about the upside at GCI itself. And this transaction, we believe, provides value for both sets of shareholders at Liberty Ventures and at QVC Group. And as I said, we expect to close it by the end of the first quarter of 2018.

So, operator, with that, let’s open it up for some questions.

QUESTION AND ANSWER

. . .

James Ratcliffe, Analyst, Evercore Group LLC

Good morning. Thanks for taking the question. Hate to always think about the next deal after the deal, but is there any impediment to, presumably once it’s had a couple of years to season, merging GCI Liberty with either Liberty Broadband or Charter?

Gregory B. Maffei

No.

. . .

Barton E. Crockett, Analyst, FBR Capital Markets & Co.

Okay. Thanks for taking the question. I was wondering if you could talk a little bit more about how you value the deferred tax cash flow at Liberty Ventures going back over to QVC in this transaction. There’s a lot of uncertainty I think around what’s going to happen to tax legislation and I think there’s been a wide range of views on the street about the potential value of these cash flows being invested versus the liability that exists there today. So I was just wondering, if you could talk about how you view that in the context of all these uncertainties?

Gregory B. Maffei

Yes. Well, that’s a great question, Barton. And if you think about it, we’ve actually . . . attributed these debentures across . . . once before, so we have a consistent methodology. But you’re right, it’s perhaps a little more complicated in light of potential tax reform. What’s interesting though, is that you’re somewhat balanced because, you have a deferred liability that is of X amount, and you have a future set of deductions of X amount and they’re both taxed at the same rate. So the degree that you change the tax rates, there is somewhat of an offsetting impact, meaning that the overall impact on the value of these debentures is not as radically changed as you might think because of changes in tax rate.

Albert or Tim would you want to add anything?

Albert E. Rosenthaler, Chief Corporate Development Officer, Liberty Interactive Corporation

No, I think, that we’ve gone through a number of analyses on these . . . various rates, and it’s interesting it ends up not moving . . . a great deal. As you think about the — what’s been happening in the context of tax reform, we’re certainly watching that, and we’ll [keep watching] leading up to closing.

Gregory B. Maffei

So just to reiterate, to make the point, it’s a fair one. This, today, is done at the estimated value of these exchangeables. There will be a true-up and a complete analysis, including one that our Board of Directors must decide is fair to both sets of shareholders, that is informed with a view by our financial advisor, that’s consistent with how we valued it historically. And if there is a change in tax rate by that time, we’ll revalue. But as I said, it won’t have that big an impact because your — one tax liability will be affected and one set of future benefits will be affected that are about balanced.

. . .

Jeffrey Wlodarczak, Analyst, Pivotal Research Group LLC

. . . As part of your due diligence in GCI, did you see any low hanging fruit to improve operations there and realizing its day one, hour one, how important in your thinking was the ability to lever GCI as a platform to potentially roll-up smaller U.S. cable systems?

Gregory B. Maffei

I will comment as the — as we did due diligence on the buy side, but I’ll let Ron add about what he thinks is the potential low hanging fruit on the cost side. And then I’ll comment on that — or I’ll comment briefly on the acquisition side.

We definitely saw upside in GCI’s operations. We did substantial due diligence on their operating plan, and have a lot of confidence in the ability of GCI to, as Ron noted, take what are relatively low margins, because they’ve been in a series of businesses, which were created relatively on a silo basis, and find synergies across those businesses, operate the company more consistently, as they move from a growth phase to a phase where they are looking for efficiencies, and substantially increase their margins, and cash flow going forward over the next three, four years. So we definitely saw those opportunities, and we were very excited about that.

Ron, what would you want to add?

Ronald A. Duncan

I think the primary theme for GCI over the next two or three years is simplification and streamlining. We built the company very rapidly, deployed a tremendous amount of assets over the last 10 years. We got into the wireless business by acquiring multiple entities and multiple technologies, in addition to being the only cable operator in wireless. We may be the only wireless company in the country that operates every single wireless technology in existence. We are now phasing down to a single network, rationalizing all of that on LTE technology, and simplifying the network going forward.

We’re coming off of a 20 year legacy billing platform, and a history of company silos, and reorganizing around a common set of technologies, not just within wireless but also software defined networks, and smart technology throughout our core network. We see lots of opportunity to streamline the way we do business. Our success in the marketplace led us to go very fast. We’re now taking the opportunity to cleanup.

There will be continued revenue growth, it won’t be as strong as the revenue growth that has been in the past, but I think the EBITDA growth will actually pick up over the next several years, as we implement our streamlined measures, simplify the company, and reform our processes. Lots of opportunity there as we said low-30s margins today, every point of margin is worth about $9 million a year and certainly ought to be able to move the margins a lot closer to conventional cable industry margins.

Also very fortunate that we’re not highly exposed to video today, which as a small cable operator has been problematic for us, but have a tremendous broadband business, probably one of the best broadband businesses in the country and we see continued growth and opportunity there. So, we’re really bullish. We’ve got an internal plan to show strong growth, we promised Greg that we’ll deliver it and I have little doubt that we’ll perform.

Gregory B. Maffei

I would add on the idea of acquisitions. And Ron, offer your commentary as well. We are very much focused on return on capital. That’s not to say we would not be looking at acquisitions in the lower 48, but I would note that GCI has a long history of tuck-in acquisitions in Alaska and there are further opportunities ahead. And I think that would probably be the first place we’re focused without foreclosing any other opportunities. Ron, what would you add there.

Ronald A. Duncan

Greg has always been the master of acquisitions, we wouldn’t pretend to compete with you there. We had spent the last several years looking at diversification opportunities, of ways to expand our footprint beyond Alaska. We were intimidated by relatively high values in the lower 48 cable segment. We have purchased other opportunities within Alaska. We think there are one or two more that we could do, but right now we think the bulk of our growth can come within the state of Alaska and we will look to Greg’s guidance as to what other opportunities might appear.

We’re very focused on free cash flow generation, our capital intensity is declining somewhat, our free cash flows are building up. We had some looming tax liability issues in the next several years before this transaction, but I think now we’ll be able to participate in substantial free cash flow without the worry about that. And I’m sure we’ll be having discussions about using those free cash flows for stock buybacks, those of you who looked at us over the last several years know that we have very aggressively bought back our own stock and we’re pleased to be in a position to discuss more opportunities on that as we go forward.

. . .

Gregory B. Maffei

. . . I think Ron and our thoughts are entirely consistent on share repurchase. They’ve been big buyers of stock. We, when Liberty Ventures had a less clear path, saw the discount, but didn’t have as clear a path, have been not as aggressive at Ventures as we have been at some of our other entities. But, the hurdle for competitive uses of cash including acquisitions will be pretty high, given where we think the value is of Charter, Broadband and where Ventures has been trading and the opportunities created by GCI. So we’ll —they’ll have to be weighed against repurchase going forward. Sorry, go ahead.

Jeffrey Wlodarczak

Of course. I just wanted to — in terms of the pro forma company, I mean, normally Liberty cable related entities sort of focus on like a 5 times gross leverage. Is that — is it too early to talk about what kind of leverage you think about putting on this business?

Gregory B. Maffei

Well, it’s — this is a little different, right, because GCI has had about a 5 times gross leverage...

Jeffrey Wlodarczak

Okay.

Gregory B. Maffei

...what’s a little different here is you have a substantial equity component, non-cash flow generating, but a substantial equity component through our shares of Charter and Liberty Broadband. So, I don’t think 5 times on the operating basis is crazy at all, but we have a little different structure here given that there is substantial set of equity interests.

. . .

Matthew J. Harrigan, Analyst, Wunderlich Securities, Inc.

Thank you. QVC, I mean, you just did a pretty attractive transaction, especially by retail standards with zulily. But having an asset-backed stock, I mean, can you talk about the degrees of freedom that creates? I mean, I don’t think you’ve found that much on the M&A side that looks attractive, but still — and it could even set up Q as a potential target given its very distinct competencies and loyalty and the undervaluation as you pointed out?

And then secondly, on those green investments, I think that the — the rundown on that is pretty fast. Does that $40 million decline pretty quickly and is there any prospect to doing further investments in that arena to try to diminish the tax burden on Q? Thank you.

Gregory B. Maffei

So, QVC has been a very selective acquirer. We did a couple of tuck-in acquisitions before zulily. I think you’re right. We have been disappointed at times that we traded at a tracking stock discount perhaps compared to peers. So there are — it’s hard to find peers that are truly comparable, that have the level of free cash flow generation of QVC.

I think it opens up possibilities to have an asset-backed stock, whether it’s on the buy side or on the other side, certainly not why we’re doing this. We’re doing this to get the right valuation going forward, but obviously options created are interesting.

Albert or Mark, one of you, going to talk about for a sec about green energy, how those tail-off the...

Mark D. Carleton

Yeah. The tax benefits I think, Matt, go for three or four more years related to those green energy investments.

. . .

Todd Duvick, Analyst, Wells Fargo Securities LLC

Yes, good morning. Can you — I guess a couple of quick questions from a bondholder standpoint. Can you tell us, are there going to be any direct impacts on the QVC, Inc. structure?

. . .

Gregory B. Maffei

No, these bonds as you know have all been sitting in an LIC indenture, that’s one of the reasons why they need to be reattributed. It’s also logical to reattribute them, because the higher cash flow generating asset is QVC, to — so put the shielding bonds with them made sense. QVC is getting fair value compensation in terms of cash and other assets for that, but there’s no structural changes to how the Liberty Interactive, which will be, as we said, renamed to QVC Group, indenture or a corporate structure will work other than becoming an asset-backed security.

Todd Duvick

Okay. And then, I guess a follow-up to that. Just trying to figure out the impact on the Liberty Interactive leverage — Liberty Interactive, which is going to be renamed QVC Group, in terms of the debt and the OIBDA. Is it going to be a leveraging transaction or is it going to be — can you just help us think what’s going to happen at the debt and the OIBDA levels?

Gregory B. Maffei

So, it will be a fair value exchange, where cash and assets are brought across to QVC [Group] and QVC [Group] will take on some incremental debt. In the interim, because of the nature of these bonds, QVC [Group] will actually have increased cash flows. It will have no impact on OIBDA, but below the line, because of the nature of these deductions, it will be increasing its cash flows, for the years going forward.

I’m going to let Neal Dermer, our Treasurer comment further.

Neal Dermer, Treasurer & Senior Vice President, Liberty Interactive Corporation

And from a leveraging standpoint, if you look at a QVC Group consolidated leverage standpoint, it’s actually deleveraging when you look at the cash that’s coming over and to the extent its used to reduce the QVC revolver, that’s about a 0.2 reduction in consolidated leverage. And then the Charter exchangeable to the extent that that gets completely exchanged into the spinco, that’s another 0.4 turn of reduction. So, that brings QVC Group’s leverage well below 4 times level.

Todd Duvick

Okay. That’s helpful. And will those pieces that you just outlined, will they be flushed out a little bit more in a regulatory filing soon?

. . .

Gregory B. Maffei

. . . Well, I think it’s outlined pretty fully in the — if you have the deck that went out with this, in the appendix and the like it’s pretty fully flushed out. As we said, this is the estimated and anticipated reattribution impact. At the time we complete the transaction, the actual numbers will be trued up. But if you have further questions, I encourage you to call Courtnee and her team, and she can walk you through how the structure will work.

. . .

Stephen John Errico, Locust Wood Capital Advisers LLC

. . . Could you guys just clarify for me, I’m a little confused on the potential margin loan that would be taken out at GCI. Does that only get taken out if the Charter exchangeable does not vote to reside at the new GCI?

Gregory B. Maffei

Steve, that’s being done for some structural reasons, and it will just put cash on the balance sheet, and debt on the other side. So it’s not really impacted or caused by the Charter exchangeables. The Charter exchangeables are — and how those are handled are another matter, this has really just to do some structural things on our side.

Stephen John Errico

Okay. And then on the QVC side, you mentioned that you weren’t active in the market because of the blackout period, but is it still your intention to use the cash flow from QVC to repurchase shares over there?

Gregory B. Maffei

We have been a consistent share repurchaser and we’ve had a consistent philosophy of share repurchase. I don’t anticipate that changing going forward. But, as others have noted, we have on occasion gone after both some tuck-in acquisitions and then larger acquisitions like zulily, which was done basically half cash, where we saw . . . a business that was consistent with the performance characteristics and nature of the customer characteristics at QVC. So I would say in general . . . we’ll repurchase, but I don’t want to preclude other opportunities.

. . .

Priya Ohri-Gupta, Analyst, Barclays Capital, Inc.

Hey. Thank you so much for the question, and really appreciate the details around the leverage movement at QVC. But just a follow-up on that part, given that the leverage is expected to come down on a consolidated basis, how should we think about the rating agency view around the transaction? Is there a potential to see either an improvement in the ratings outlook or potentially the ratings longer-term? And then if you could just speak to how we should think about the use of any of the attributed cash to share repurchase versus debt pay down in the context of where you’d like to manage the QVC Group leverage going forward, that’d be helpful.

Gregory B. Maffei

So I’ll throw it to Neal in a second to talk about our interactions with the agencies. But I think in general you should consider we’re going to use the cash attributed out of the blocks to pay down revolver and reduce the bank debt at QVC. On an ongoing basis, I don’t anticipate changing our general view that free cash flow equal to share buyback, which is where we’ve been over —averaged out — there have been periods when it’s more or less partly driven by things like blackouts, but in general that’s been our plan and I don’t anticipate that changing. Neal you want to add anything to talk about the agencies?

Neal Dermer

Yeah. I don’t think we can really comment on that. You’ll just have to wait for their reports to come out, but we don’t expect any changes, I think.

Gregory B. Maffei

And of course we have been in dialog with them. This is a not a surprise to them.

. . .

[Question from Wells Fargo]

Hi. Thanks for taking the question. Similar questioning on the GCI side. Just curious how you’re thinking about the long-term cost of capital there? Do you think that’s something you can improve on? I’m thinking specifically about the six handle bonds at GCI and is the existing bank debt going to stay outstanding?

Gregory B. Maffei

I think that the GCI team has done a great job, but this is going to be part of a larger consolidated entity. And as good a job that the GCI team has done, Liberty has perhaps broader banking relationships and financial relationships that should not hurt in terms of lowering overall cost of capital. Neal, you want to add something to that?

Neal Dermer

Yeah. And in our view this is a significant credit enhancement for the credit — for GCI credit, as Greg mentioned, not just the GCI credit and their cash flow. Now there’s an injection of about $5 billion of net equity and that element should be an enhancement and we believe that that should help improve the cost of capital, cost of debt.

Gregory B. Maffei

Yeah. Going forward, I think GCI Liberty will have a lower average cost of debt than GCI did.

. . .

Holding constant for rates, obviously it changes.

[Question from Wells Fargo]

That’s fair. And then, similar question on GCI, just any thoughts around how their rating agencies might view this transaction or you’ve had — if you’ve had conversations around that point and thank you?

Neal Dermer

We have been in dialog with — collaboratively with GCI and their rating agencies and again we don’t believe there is any negative associated with this transaction. And I would — I would hope and expect certainly over time that this is a credit positive.

Gregory B. Maffei

Peter or Ron, do you guys want to add anything about the GCI ratings process and debt?

. . .

Peter J. Pounds, Chief Financial Officer, Secretary & Senior Vice President, General Communication, Inc.

No, I would say that, Neal’s right there, that it’s been a collaborative process. We’ve been talking with the rating agents and our expectations are certainly similar to Neal’s in that adding just over $5 billion of net asset value is going to be a credit positive.

. . .

Chad Landrum, Analyst, Waddell & Reed

Hi, guys. Thanks for taking the question. Can you give us an idea of what the EBITDA multiple value for GCI was here, if you adjust that EBITDA number for the deferral associated with the Verizon roaming contract?

Gregory B. Maffei

. . . I’ll let Peter or Ron comment further. Currently the way that the — the structure of it is that GCI is receiving cash payments which decline over time, but are amortized. So when you balance that out — we think we were paying about 8.6 times for — on [2017] EBITDA, and I don’t think it’s radically different when you look at the amortization and you compare that to — on some straight line basis. They’ve got some IRUs on the one side, which are more cash than — or more accounting than cash. And they have some things like the Verizon contract, which are more cash than accounting. When you balance it out, I think that multiple is about consistent.

Ron or Peter you guys want to comment further?

. . .

Peter J. Pounds

Yeah, I think you can do the math there in that the enterprise value’s roughly $2.68 billion as noted. And the midpoint of the guidance there was noted at about $313 [million] for 2017 and there’s a $20 million potential add back for the roaming contracts. They are offset a few million bucks on the IRUs there. So, I’d let you figure out which one of the pieces that you want to add and subtract to the EBITDA to get your multiple, but I think you’ve got the pieces there for the calculation.

Chad Landrum

Okay. Thank you. And then just to be clear, as far as the legal structures go. Will the issuer for the GCI debt remain isolated? Or are you going to merge subsidiaries into that issuer?

Gregory B. Maffei

No the GCI debt will be a liability of GCI.

Chad Landrum

Got it.

Gregory B. Maffei

It’ll remain a . . . GCI liability.

Chad Landrum

Got it. And so . . .

Gregory B. Maffei

. . . the primary operating subsidiary of GCI Liberty.

Chad Landrum

Okay. So that, the total debt amount on the consolidated basis outside of what’s issued at GCI now will sit structurally outside of that issuer, but on a...?

Gregory B. Maffei

Yes, well the debt that is related to the Liberty parent, which is I think on slide 20, the non-GCI debt — it’s about [$1.25 billion], assuming we draw the margin loan for $500 [million] is separate, right. And the [$1.582 billion], about — just under a [$1.6 billion] that GCI has today, will remain a liability of GCI.

Mark D. Carleton

And that all the [1.75% exchangeable debentures due 2046] get exchanged.

Gregory B. Maffei

That’s assuming, yeah.

Mark D. Carleton

Right, assuming they all get exchanged.

. . .

Victor Anthony, Analyst, Aegis Capital Corp.

Thanks, thanks for taking the call. So, I’ll just focus on the QVC side, a few questions. One on the comments you made on the share repurchase, I wanted to just be a little bit more clear, you said the deal is expected to close in the first quarter of [2018], so are you not buying back stock during that time period, until that closure? That’s the first question.

The second one is — I think you mentioned about having a currency with the QVC stock for acquisitions, so maybe you could just update us on your views of HSN, as an asset?

And third, you’ve given us, I guess, commentary about the performance of the domestic QVC business on a few investor presentations. So now that the quarter is over, and now that you’re doing this transaction, I wonder if you could just give us a quick update on the performance of that business unit.

Gregory B. Maffei

So, on the first, we said we were blacked out because of the impending potential news or potential impending news of a GCI combination, what it would do to create the asset-backed securities. Now that that news is out and post some market absorb and we’re obviously quiet about how long that is and what our blackout periods are, you should expect we can begin with our normal operations, including normal share repurchase.

Second, our views on HSN, we own 38% of it, we like it. We have always been surprised that its valued at a higher number than us, but that’s life. We trade at a substantial discount to them. And when we look at the relative attractiveness of share repurchase of our own stock versus doing something more broadly, our own stock has looked more attractive. We’ll see what that means going forward, that’s been our position for the 10 years I’ve been at Liberty — 11 years I’ve been at Liberty.

And on the third one, we don’t comment in a quarter, and you’ll have to wait for our earnings announcement at the end of the month, sorry.

. . .

Barton E. Crockett, Analyst, FBR Capital Markets & Co.

. . . One of the numbers here I wanted to make sure I understood. The $750 million net liabilities going over to Q, there’s a lot — that’s seemingly buried in that. I was wondering if you could parse that out a little bit more, on a couple of levels. One is, the exchangeable debt. Are you valuing that at the book value, which I think was like $860 [million] or the principal which is like $1.2 billion. And does that also include the $1.4 billion inherited tax liability that has to be repaid, when the exchangeables mature? And what’s kind of the NPV you’re putting on the value of the tax deferral cash flow?

Gregory B. Maffei

Okay. So, looking at slide 8, which I think is the crispest way to be helpful. The way this was done — and just the way we did when we actually moved these over in the first place, because at one time they were not part of Ventures, and when they got moved across, they were done on a fair value basis. We weigh the future deductions, the past deductions and the discounted value of that liability in the future, and come together to come up with a fair value for those debentures. We did that in conjunction with the financial advisor, we did that consistent with the principles we used, when we moved them across in the first place.

So, there are three or four elements of that bond, it was not done at face, it’s done at fair value. And then to pay for that in effect, you’re relieving Ventures of that burden. Ventures had to move a certain number of assets, and you can see what they are there, an estimated $329 million of cash, the value of our [ILG, Inc.] stock after tax, the green energy investments, and some tax benefits expected from future stock option exercises in effect to pay for their being relived of that liability, that’s the methodology we used. And it was done, as Albert noted and I discussed, under different assumptions about what might occur with respect to tax policy going forward with the note that it’s relatively balanced. And this is the estimated value today of those debentures and being relieved of that liability. The actual number, which we don’t anticipate is going to change dramatically, will be trued up and affirmed when the transaction closes.

Albert, would you — or Mark, would you add anything?

Albert E. Rosenthaler

The only other comment with respect to this is it’s — I think that we’ve noted on — this is not as recurrent as its going forward there will be considerable cash flow that in the past has been paid across to the Ventures Group, which will now be available to the QVC Group. And that initially starts out at $130 million, and ultimately grows up to I think $400 million as it relates to these exchangeable debentures. And so that’s a large component of this in terms of providing that free cash flow directly to the QVC Group.

Gregory B. Maffei

Yeah, so the QVC Group is taking on the principal obligation, the obligation to payback the principal at the end. It’s taking on the obligation to pay for the deductions that were previously taken and the deductions — and will get the benefit of future deductions which as Albert noted today, in effect QVC pays Liberty Ventures for the benefit of that shield rather than pay the government, because it’s avoiding taxes.

In the future, it will receive the benefit of that. It will not pay the taxes, it will get the incremental cash flow which it starts at a $130 million and rises up to $400 million. And then in the end, it will have to pay back anticipated, it will pay back, unless whatever reason the warrants kick in, and we’ll be paying back the value of all of the deductions that were taken. And that’s being done, as I said, on a consistent basis with, we used the methodology when those bonds were moved across [groups], same methodology when they’re moving — move back to the QVC Group.

. . .

Right. Let me finish there. Thank you all very much for joining us. We know this is a complicated transaction. We’re available . . . the IR team at Liberty is just waiting for your call. Thank you so much for being up early, or at least early for those on the West Coast. And as I said, thank you to the GCI team. We have been happy to work with them, I think have a consistent view and a similar view of the world and how to operate going forward and we’re very excited that they’ll be a part of the Liberty family, and we think this transaction, as you see, offers something of great benefit to both the Liberty Ventures side and the QVC side, and I hope you all agree. And we look forward to talking to you again soon. Thank you.

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Forward-Looking Statements

The foregoing communication includes certain forward-looking statements, including statements about the proposed acquisition of General Communication, Inc. (“GCI”) by Liberty Interactive Corporation (“Liberty Interactive”) and the proposed split-off of Liberty Interactive’s interest in the combined company (“GCI Liberty”) (the “proposed split-off” and together with the proposed acquisition of GCI, the “proposed transactions”), the timing of the proposed transactions, the contemplated reincorporation of GCI Liberty, the proposed reattribution of assets and liabilities at Liberty Interactive in connection with the proposed transactions, the renaming of Liberty Interactive, GCI Liberty’s entry into a margin loan arrangement prior to the completion of the proposed split-off, leverage at Liberty Interactive, GCI and GCI Liberty, Liberty Interactive’s anticipated offer to exchange any or all of its outstanding 1.75% exchangeable debentures due 2046, the realization of estimated synergies and benefits from the proposed transactions, business strategies, market potential, future financial prospects, future share repurchase activity and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed transactions. These forward-looking statements speak only as of the date of the foregoing communication, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Form 10-K, for additional information about Liberty Interactive and about the risks and uncertainties related to the business of Liberty Interactive which may affect the statements made in the foregoing communication.

Additional Information

Nothing in the foregoing communication shall constitute a solicitation to buy or an offer to sell shares of GCI Liberty, GCI common stock or any of Liberty Interactive’s tracking stocks. The offer and issuance of shares in the proposed transactions will only be made pursuant to GCI Liberty’s effective registration statement. Liberty Interactive stockholders, GCI stockholders and other investors are urged to read the registration statement and the joint proxy statement/prospectus to be filed regarding the proposed transactions and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transactions. Copies of these SEC filings will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5420. GCI investors can access additional information at ir.gci.com.

Participants in a Solicitation

The directors and executive officers of Liberty Interactive and GCI and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the proposed transactions. Information regarding the directors and executive officers of Liberty Interactive is available in its definitive proxy statement, which was filed with the SEC on July 8, 2016, and certain of its Current Reports on Form 8-K. Information regarding the directors and executive officers of GCI is available as part of its Form 10-K filed with the SEC on March 2, 2017. For other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials regarding the foregoing to be filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.